UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    March 17, 2008

MZT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12128	04-2985132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

124 Washington Street, Suite 101 Foxborough, Massachusetts	02035
(Address of principal executive offices)	(Zip Code)

(508) 203-4286

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008 and not based on any dispute with MZT Holdings, Inc. (the “Company”), C. William Zadel resigned from the Company’s Board of Directors.  Further, on March 19, 2008 and not based on any dispute with the Company, Richard A. Sandberg resigned from the Company’s Board of Directors.

Item 8.01	Other Events.

In a press release issued on March 21, 2008, which is attached hereto as Exhibit 99.1, the Company announced that its Board of Directors had established April 4, 2008 (the “Record Date”) as the record date for determining the stockholders of the Company who will, in the future, be eligible to receive proceeds from the Company in connection with the dissolution and liquidation of the Company.  Only stockholders of record as of the Record Date will be eligible to receive distributions from the Company in connection with its liquidation and dissolution.

In the press release, the Company also noted that by the middle of January 2008, it had sold all of the shares of common stock of Inverness Medical Innovations, Inc. (“Inverness”) the Company had received upon the December 2007 sale of substantially all of its assets to a wholly-owned subsidiary of Inverness.  Further, the press release stated that the estimated range of the amount that will be available for distribution to the Company’s stockholders set forth in the proxy statement mailed to the Company’s stockholders in November 2007 (the “Proxy Statement”) (approximately $0.15-$0.20 per share of the Company’s common stock in the aggregate) remains a reasonable estimate at this time based on the current amount of the Company’s assets and liabilities and the Company’s current estimates of future wind-down costs.  As disclosed in the Proxy Statement, the Company does not anticipate making an initial distribution to its stockholders of record as of the Record Date, in an amount yet to be determined, prior to the third quarter of 2008.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on March 21, 2008 announcing the determination of a record date and the range of proceeds expected to be distributed to stockholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MZT HOLDINGS, INC.

Date: March 21, 2008	By:	/s/ Craig R. Jalbert
Name: Craig R. Jalbert
Title: President